Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 26, 2021, with respect to the consolidated financial statements of New York Community Bancorp, Inc., and the effectiveness of internal control over financial reporting, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

June 11, 2021